Exhibit 21.1

SafeNet Holding Corporation List of Significant Subsidiaries

Entity	Jurisdiction of Incorporation

Aladdin Knowledge Systems GmbH	Germany

Aladdin Knowledge Systems Ltd	Israel

ALDN Eutronsec	Italy

ALDN Hafalad BV	Netherlands

Assured Decisions, LLC	Delaware

Ingrian Networks, LLC	Delaware

Magic Lamp Corp	Delaware

Magic Lamp US Inc.	Delaware

SafeNet Asia Limited	Hong Kong

SafeNet Government Solutions LLC (formerly Mykotronix)	California

SafeNet Infotech Private Limited	India

SafeNet Technologies B.V.	Netherlands

SFNT Switzerland GmbH	Switzerland